Exhibit 5.1

                                February 9, 2006

USA Technologies, Inc.
100 Deerfield Lane, Suite 140
Malvern, PA 19355
Attn: Mr. George R. Jensen, Jr., Chief Executive Officer

Re: USA Technologies, Inc. - Registration Statement on Form S-1

Dear Mr. Jensen:

We have acted as counsel to USA Technologies, Inc., a Pennsylvania corporation (the "Company"), in connection with a Registration Statement on Form S-1, filed with the Securities and Exchange Commission on January 12, 2006 (File No. 333-130992) (the "Registration Statement"). The Registration Statement covers 146,499,634 shares of Common Stock ("Common Stock"), 44,000,000 of which are currently outstanding, and 102,499,634 of which are issuable upon conversion of senior notes, issuable upon exercise of common stock purchase warrants, or issuable to Steve Illes under the Common Stock Purchase Agreement.

In rendering this opinion, we have examined (i) the Articles of Incorporation, as amended, and By-Laws of the Company; (ii) the resolutions of the Board of Directors evidencing the corporate proceedings taken by the Company to authorize the issuance of the Common Stock pursuant to the Registration Statement; (iii) the Registration Statement (including all exhibits thereto); and (iv) such other documents as we have deemed appropriate or necessary as a basis for the opinion hereinafter expressed.

In rendering the opinion expressed below, we assumed the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, and such legal considerations as we deem relevant, we are of the opinion that (i) the 102,499,634 shares of Common Stock issuable upon conversion of senior notes, issuable upon exercise of common stock purchase warrants, or issuable to Steve Illes under the Common Stock Purchase Agreement when issued will be legally issued, fully paid and nonassessable, and (ii) the 44,000,000 shares of Common Stock which are currently issued and outstanding are legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to references made to this firm under the heading "Legal Matters" in the Prospectus contained in the Registration Statement and all amendments thereto.

                                    Sincerely,


                                    /s/ LURIO & ASSOCIATES, P.C.
                                    ----------------------------
                                    LURIO & ASSOCIATES, P.C.